Exhibit 99.1

STEWART ENTERPRISES REPORTS $.11 EARNINGS PER SHARE FROM CONTINUING OPERATIONS

AND $.13 PER SHARE ON AN ADJUSTED BASIS FOR THE SECOND QUARTER OF 2012

REPORTS HIGHEST QUARTERLY REVENUE AND GROSS PROFIT IN FOUR YEARS

NEW ORLEANS, LA June 6, 2012 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the second quarter ended April 30, 2012, which reflects the highest quarterly revenue and gross profit in four years.

The Company reported net earnings from continuing operations for the quarter ended April 30, 2012 of $9.6 million, or $.11 per diluted share, compared to net earnings from continuing operations of $10.2 million, or $.11 per diluted share, for the quarter ended April 30, 2011. After adjusting earnings from continuing operations for certain items as discussed in the table “Reconciliation of Non-GAAP Financial Measures,” the Company reported adjusted earnings from continuing operations of $11.4 million, or $.13 per diluted share for the quarter ended April 30, 2012, compared to adjusted earnings from continuing operations of $9.4 million, or $.10 per diluted share for the quarter ended April 30, 2011.

Thomas M. Kitchen, President and Chief Executive Officer, stated, “For the second quarter of 2012, we generated the highest quarterly revenue, gross profit and adjusted earnings per share in four years. We are particularly pleased with the strong performance of the cemetery segment, where we generated a 6 percent increase in cemetery revenue, a 40 percent improvement in cemetery gross profit and a 430 basis point improvement in cemetery gross margin. Contributing to these results were an increase in cemetery property sales of 10 percent compared to the second quarter of 2011 and 20 percent compared to the first quarter of 2012. On the funeral side, we improved our average revenue per funeral service and effectively controlled our expenses, resulting in improved funeral gross profit and margins compared to the same quarter of last year. Our preneed funeral sales increased 18 percent compared to the same quarter of last year and 27 percent compared to the first quarter of 2012. In fact, for the first six months of 2012, we have increased preneed funeral sales by 18 percent and improved cemetery property sales by 7 percent compared to the first six months of 2011, resulting in the best start to a fiscal year in preneed sales in over five years. Overall, total revenue increased to $133 million for the second quarter of 2012 compared to $130 million for the prior year period, and total gross profit increased to $29 million compared to $26 million a year ago. This solid performance during the second quarter indicates the strength of our underlying operations.”

Mr. Kitchen continued, “After a comprehensive evaluation to identify ‘Best in Class’ sales practices, during the second quarter we announced the restructuring of our sales and operations, as well as a separate workforce reduction, which are expected to result in approximately $10 million in total annual savings. Throughout the second quarter, we continued to invest in our cremation inventory development projects spending approximately $5 million in the first six months of fiscal year 2012, which represents a $4 million increase over the same period of last year. Cemetery cremation sales improved by nearly 30 percent during the first half of 2012 compared to the same period of last year, highlighting the positive returns of our ongoing cremation initiative. We believe the organizational changes and the continuing investments in our cremation initiative will enhance our customers’ experience, improve employee satisfaction and improve profitability. These are important factors to our long-term success.”

Highlights of the second quarter include:

•

Achieving a 2 percent increase in revenue, a 14 percent increase in gross profit, a 21 percent increase in adjusted earnings and a 30 percent increase in adjusted earnings per share over the second quarter of 2011;

•	Improving cemetery gross profit by 40 percent and gross profit margin by 430 basis points compared to the same quarter of last year by increasing cemetery revenue and controlling expenses;

•	Increasing funeral gross profit by 3 percent and improving funeral gross profit margin by 70 basis points compared to the same quarter of last year;

•	Producing an 18 percent increase in net preneed funeral sales and a 10 percent increase in cemetery property sales compared to the same quarter of last year;

•	Earning total returns of 4 percent in both the Company’s preneed and perpetual care trusts;

•	Announcing a 14 percent increase in the Company’s dividend to $.04 per share quarterly and returning $3.5 million through the payment of dividends; and

•	Generating operating and free cash flow of $20.7 million and $16.8 million, respectively.

Mr. Kitchen concluded, “Our balance sheet and liquidity remain strong with $63 million in cash and marketable securities on hand with no amounts borrowed on our $150 million credit facility. In addition, during the second quarter we repurchased 0.6 million shares of our common stock for nearly $3.8 million, resulting in a more than 5 percent decrease in total shares outstanding in the last twelve months. Finally, during the second quarter our Board of Directors increased our annual cash dividend by 14 percent from $.14 to $.16 per share, resulting in a return of $6.5 million to our shareholders so far this year. Over the last two and a half years, the Board has increased our dividend by 60 percent, which reflects its commitment to returning capital to our shareholders through the payment of dividends and its continued confidence in the Company’s financial condition and our ability to consistently generate cash flow.”

Second Quarter Results

FUNERAL

•

Funeral revenue declined $0.2 million, or 0.3 percent, to $72.7 million for the second quarter of 2012. This decline is primarily due to a 2.7 percent decrease in same-store funeral services, which the Company believes compares favorably with industry-wide data in the Company’s markets. This decrease was partially offset by a 0.8 percent improvement in same-store average revenue per funeral service. In addition, the Company experienced a $0.7 million, or 17.6 percent, improvement in insurance commission revenue, primarily due to the increase in net preneed funeral sales.

•

Funeral gross profit increased $0.5 million, or 2.8 percent, to $18.5 million for the second quarter of 2012 compared to $18.0 million for the same period of 2011, primarily due to the Company’s continuing focus on effectively controlling its costs. Funeral gross profit margin improved 70 basis points to 25.4 percent for the second quarter of 2012 from 24.7 percent for the second quarter of 2011.

•	The cremation rate for the Company’s same-store operations was 42.4 percent for the second quarter of 2012 compared to 43.1 percent for the second quarter of 2011.

•

Net preneed funeral sales increased 17.9 percent during the second quarter of 2012 compared to the second quarter of 2011. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.

CEMETERY

•

Cemetery revenue increased $3.2 million, or 5.6 percent, to $59.9 million for the second quarter of 2012 primarily due to a $2.5 million, or 9.7 percent, improvement in cemetery property sales, coupled with a $0.9 million improvement in revenue related to trust activities and a $0.4 million improvement in the reserve for cancellations.

•

Cemetery gross profit increased $3.0 million, or 39.5 percent, to $10.6 million for the second quarter of 2012 compared to $7.6 million for the same period of 2011. This increase is primarily attributable to the increase in cemetery revenue, as previously noted and due to the Company’s continuing focus on effectively controlling its costs. Cemetery gross profit margin improved 430 basis points to 17.7 percent for the second quarter of 2012 from 13.4 percent for the same period of 2011.

OTHER

•

The Company recorded $2.5 million in restructuring and other charges during the second quarter of 2012. This charge was primarily related to separation pay, termination benefits and a non-cash asset impairment, due in part to the restructuring of the sales and operations of the organization, as well as a separate reduction in workforce associated with the Company’s ongoing continuous improvement initiative.

•	As a result of the refinancing of the Company’s senior notes and revolving credit facility in April 2011, the Company recorded a $1.8 million charge for the early extinguishment of debt.

•

The effective tax rate for continuing operations for the quarter ended April 30, 2012 was 35.9 percent compared to 15.7 percent for the same period in 2011. The reduced rate in the second quarter of 2011 is primarily due to a $2.5 million tax benefit resulting from a reduction in the valuation allowance for capital losses, associated with the improved performance of the Company’s trust portfolio. In the second quarter of 2012, the Company recorded a tax benefit of $0.4 million resulting from a reduction in the valuation allowance for capital losses, associated with the improved performance of the Company’s trust portfolio.

•

During the second quarter of 2012, the Company decided to hold one of its e-commerce businesses for sale with the results of its operations and the related impairment included in discontinued operations.

•	During the second quarter of 2012, the Company repurchased 0.6 million shares of the Company’s Class A common stock for $3.8 million under its stock repurchase program.

Year to Date Results

FUNERAL

•

Funeral revenue declined $2.1 million, or 1.4 percent, to $144.8 million for the first half of fiscal 2012. This decline is primarily due to a 3.6 percent decrease in same-store funeral services, which the Company believes is generally consistent with industry-wide data in the Company’s markets. This decrease was partially offset by a 1.0 percent improvement in same-store average revenue per funeral service. In addition, the Company experienced a $1.1 million, or 14.2 percent, improvement in insurance commission revenue, primarily due to the increase in net preneed funeral sales.

•

Funeral gross profit decreased $1.2 million, or 3.1 percent, to $37.3 million for the first six months of 2012, primarily as a result of the decrease in revenue, as previously noted. Funeral gross profit margin declined 40 basis points to 25.8 percent for the first six months of 2012 from 26.2 percent for the same period of 2011.

•	The cremation rate for the Company’s same-store operations was 42.8 percent for the first six months of 2012 compared to 42.3 percent for the same period of 2011.

•

Net preneed funeral sales increased 17.5 percent during the first half of fiscal 2012 compared to the same period of 2011. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.

CEMETERY

•	Cemetery revenue increased $0.6 million, or 0.5 percent, to $112.7 million for the first six months of fiscal 2012.

•

Cemetery property sales improved $3.3 million, or 6.9 percent compared to the first six months of 2011. In addition, the Company experienced a $1.8 million increase in revenue related to trust activities. These improvements were partially offset by a decline in finance charges as a result of reduced interest rates in this low interest rate environment, coupled with a $4.6 million decline in construction on various cemetery projects and in cemetery property revenue due to revenue recognition requirements for cemetery property sales.

•

Cemetery gross profit increased $1.8 million, or 11.6 percent, to $17.3 million for the first six months of 2012, primarily attributable to the increase in cemetery revenue, as previously noted, coupled with the Company’s continuing focus on effectively controlling its costs. Cemetery gross profit margin improved 160 basis points to 15.4 percent for the first six months of 2012 from 13.8 percent for the same period of 2011.

OTHER

•

The Company recorded $2.5 million in restructuring and other charges during the second quarter of 2012. This charge was primarily related to separation pay, termination benefits and a non-cash asset impairment due to the restructuring of the sales and operations of the organization, as well as a separate reduction in workforce associated with the Company’s ongoing continuous improvement initiative.

•	As a result of the refinancing of the Company’s senior notes and revolving credit facility in April 2011, the Company recorded a $1.8 million charge for the early extinguishment of debt.

•

The effective tax rate for continuing operations for the six months ended April 30, 2012 was 35.0 percent compared to 35.6 percent for the same period in 2011. For the six months ended April 30, 2012, the Company recorded a benefit of $1.0 million resulting from a reduction in the valuation allowance for capital losses, associated with the positive performance of its trust portfolio. During the six months ended April 30, 2011, the Company recorded a $3.4 million tax benefit primarily related to the reduction in the valuation allowance for capital losses, associated with the favorable performance of its trust portfolio. This benefit was partially offset by a $2.9 million one-time, non-cash charge to income tax expense, as a result of the revaluation of its Puerto Rican deferred tax assets due to a change in Puerto Rican tax legislation.

•

During the first six months of 2012, the Company decided to hold one of its e-commerce businesses for sale with the results of its operations and the related impairment included in discontinued operations.

•

During the first six months of 2012, the Company repurchased 1.9 million shares of the Company’s Class A common stock for $11.6 million under its stock repurchase program. Since the reinstatement of the program in September 2010, the Company has purchased a total of 7.2 million shares for $44.3 million. The Company currently has $32.2 million remaining under its $125.0 million program.

•

The Company’s weighted average diluted shares outstanding decreased to 86.9 million shares for the six months ended April 30, 2012 compared to 91.1 million shares for the same period of 2011. The decrease is primarily due to the Company’s stock repurchase program, which has yielded a positive impact on the Company’s earnings per share.

Cash Flow Results and Debt for Total Operations

•	Cash flow provided by operating activities for the second quarter of fiscal year 2012 was $20.7 million compared to $20.5 million for the same period of last year.

•

Cash flow provided by operating activities for the first six months of 2012 was $28.5 million compared to $35.7 million for the same period of last year. During the first six months of 2012, the Company invested $11.0 million in several cemetery inventory development projects, compared to $7.7 million for the same period of last year. This spending includes a $5.2 million investment in the Company’s cremation inventory development projects during the first six months of fiscal 2012, or a $3.9 million increase over the same period of last year. In addition, the Company experienced a change in working capital during the first six months of 2012, partly driven by a $5.0 million change in receivables due in part to improved preneed funeral and cemetery property sales, which are typically financed.

•

Free cash flow was $16.8 million and $20.7 million for the second quarter and first six months of 2012, respectively, compared to $17.4 million and $28.5 million for the second quarter and first six months of 2011, respectively, primarily due to the changes in operating cash flow, as described above.

•

The Company paid $3.5 million, or $.04 per share, and $6.5 million, or $.075 per share, in dividends for the second quarter and first six months of 2012, respectively, compared to $2.7 million, or $.03 per share, and $5.5 million, or $.06 per share, in dividends during the second quarter and first six months of 2011, respectively.

Trust Performance

The following returns include realized and unrealized gains and losses:

•

For the quarter ended April 30, 2012, the Company’s preneed funeral and cemetery merchandise and services trusts experienced a total return of 3.7 percent, and its perpetual care trusts experienced a total return of 4.0 percent.

•	For the last six months ended April 30, 2012, the Company’s preneed funeral and cemetery merchandise and services trusts and the perpetual care trusts both experienced a total return of 8.0 percent.

•

For the last three years ended April 30, 2012, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an average annual total return of 14.9 percent, and its perpetual care trusts experienced an average annual total return of 16.3 percent.

•

For the last five years ended April 30, 2012, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an average annual total return of 1.6 percent, and its perpetual care trusts experienced an average annual total return of 3.3 percent.

•	For the six months ended April 30, 2012, the fair market value of the Company’s portfolio improved $42.6 million to $847.2 million.

Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 218 funeral homes and 141 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss second quarter results on Thursday, June 7, 2012 at 10 a.m. Central Standard Time. The teleconference dial-in number is 1-800-303-0442, using pass code 32573263. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 1-847-413-3733. A replay of the call will be available by dialing 1-888-843-7419 (from within the continental United States) or 1-630-652-3042 (from outside the continental United States), and using pass code 3257 3263# until June 21, 2012, at 11:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until July 7, 2012.

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended April 30,
	2012	2011
Revenues:
Funeral	$72,752	$72,974
Cemetery	59,846	56,691

	132,598	129,665

Costs and expenses:
Funeral	54,203	54,926
Cemetery	49,257	49,098

	103,460	104,024

Gross profit	29,138	25,641
Corporate general and administrative expenses	(6,246)	(6,391)
Restructuring and other charges	(2,547)	—
Hurricane related charges, net	—	(54)
Net loss on dispositions	(11)	(400)
Other operating income, net	388	448

Operating earnings	20,722	19,244
Interest expense	(5,804)	(5,732)
Loss on early extinguishment of debt	—	(1,811)
Investment and other income, net	45	340

Earnings from continuing operations before income taxes	14,963	12,041
Income taxes	5,377	1,888

Earnings from continuing operations	9,586	10,153

Discontinued operations:
Loss from discontinued operations before income taxes	(1,318)	(259)
Income tax benefit	(468)	(104)

Loss from discontinued operations	(850)	(155)

Net earnings	$8,736	$9,998

Basic earnings per common share:
Earnings from continuing operations	$.11	$.11
Loss from discontinued operations	(.01)	—

Net earnings	$.10	$.11

Diluted earnings per common share:
Earnings from continuing operations	$.11	$.11
Loss from discontinued operations	(.01)	—

Net earnings	$.10	$.11

Weighted average common shares outstanding (in thousands):
Basic	86,044	90,442

Diluted	86,375	91,066

Dividends declared per common share	$.04	$.03

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Six Months Ended April 30,
	2012	2011
Revenues:
Funeral	$144,763	$146,840
Cemetery	112,659	112,089

	257,422	258,929

Costs and expenses:
Funeral	107,557	108,404
Cemetery	95,331	96,529

	202,888	204,933

Gross profit	54,534	53,996
Corporate general and administrative expenses	(12,938)	(12,844)
Restructuring and other charges	(2,547)	—
Hurricane related charges, net	—	(104)
Net gain (loss) on dispositions	332	(400)
Other operating income, net	582	681

Operating earnings	39,963	41,329
Interest expense	(11,671)	(11,468)
Loss on early extinguishment of debt	—	(1,811)
Investment and other income, net	91	364

Earnings from continuing operations before income taxes	28,383	28,414
Income taxes	9,939	10,105

Earnings from continuing operations	18,444	18,309

Discontinued operations:
Loss from discontinued operations before income taxes	(1,685)	(445)
Income tax benefit	(522)	(178)

Loss from discontinued operations	(1,163)	(267)

Net earnings	$17,281	$18,042

Basic earnings per common share:
Earnings from continuing operations	$.21	$.20
Loss from discontinued operations	(.01)	—

Net earnings	$.20	$.20

Diluted earnings per common share:
Earnings from continuing operations	$.21	$.20
Loss from discontinued operations	(.01)	—

Net earnings	$.20	$.20

Weighted average common shares outstanding (in thousands):
Basic	86,546	90,658

Diluted	86,867	91,125

Dividends declared per common share	$.075	$.06

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

ASSETS	April 30, 2012	October 31, 2011
Current assets:
Cash and cash equivalents	$62,124	$65,688
Restricted cash and cash equivalents	6,250	6,250
Marketable securities	704	662
Receivables, net of allowances	49,790	49,146
Inventories	36,465	35,859
Prepaid expenses	8,059	5,055
Deferred income taxes, net	21,237	29,768

Total current assets	184,629	192,428
Receivables due beyond one year, net of allowances	69,211	67,979
Preneed funeral receivables and trust investments	429,424	409,296
Preneed cemetery receivables and trust investments	225,225	216,582
Goodwill	249,584	247,038
Cemetery property, at cost	400,788	396,014
Property and equipment, at cost:
Land	47,652	46,538
Buildings	355,389	353,688
Equipment and other	201,773	197,766

	604,814	597,992
Less accumulated depreciation	312,899	305,708

Net property and equipment	291,915	292,284
Deferred income taxes, net	81,506	79,793
Cemetery perpetual care trust investments	255,176	240,392
Other assets	14,582	15,292

Total assets	$2,202,040	$2,157,098

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

LIABILITIES AND SHAREHOLDERS’ EQUITY	April 30, 2012	October 31, 2011
Current liabilities:
Current maturities of long-term debt	$6	$5
Accounts payable and accrued expenses	24,882	24,547
Accrued payroll and other benefits	15,583	18,181
Accrued insurance	22,045	22,398
Accrued interest	2,079	2,129
Estimated obligation to fund cemetery perpetual care trust	12,065	12,017
Other current liabilities	8,936	10,013
Income taxes payable	1,306	1,173

Total current liabilities	86,902	90,463
Long-term debt, less current maturities	319,819	317,821
Deferred income taxes, net	5,299	5,104
Deferred preneed funeral revenue	239,677	240,286
Deferred preneed cemetery revenue	262,913	259,237
Deferred preneed funeral and cemetery receipts held in trust	584,942	558,194
Perpetual care trusts’ corpus	253,064	238,980
Other long-term liabilities	20,389	19,337

Total liabilities	1,773,005	1,729,422

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 200,000,000 shares; issued and outstanding 83,141,621 and 84,421,416 shares at April 30, 2012 and October 31, 2011, respectively	83,142	84,421
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at April 30, 2012 and October 31, 2011; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	500,623	515,274
Accumulated deficit	(158,311)	(175,592)
Accumulated other comprehensive income:
Unrealized appreciation of investments	26	18

Total accumulated other comprehensive income	26	18

Total shareholders’ equity	429,035	427,676

Total liabilities and shareholders’ equity	$2,202,040	$2,157,098

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Six Months Ended April 30,
	2012	2011
Cash flows from operating activities:
Net earnings	$17,281	$18,042
Adjustments to reconcile net earnings to net cash provided by operating activities:
Net loss on dispositions	508	400
Loss on early extinguishment of debt	—	1,811
Non-cash restructuring charge	1,236	—
Premiums paid on early extinguishment of debt	—	(777)
Depreciation and amortization	13,244	13,575
Non-cash interest and amortization of discount on senior convertible notes	2,730	2,636
Provision for doubtful accounts	2,060	2,528
Share-based compensation	1,887	1,661
Excess tax benefits from share-based payment arrangements	(23)	(144)
Provision for deferred income taxes	6,724	8,278
Estimated obligation to fund cemetery perpetual care trust	633	73
Other	30	(328)
Changes in assets and liabilities:
(Increase) decrease in receivables	(4,519)	486
Increase in prepaid expenses	(3,004)	(2,193)
Increase in inventories and cemetery property	(5,795)	(684)
Decrease in accounts payable and accrued expenses	(5,923)	(8,524)
Net effect of preneed funeral production and maturities:
(Increase) decrease in preneed funeral receivables and trust investments	(580)	4,083
Decrease in deferred preneed funeral revenue	(468)	(1,674)
Decrease in deferred preneed funeral receipts held in trust	(812)	(1,947)
Net effect of preneed cemetery production and deliveries:
Increase in preneed cemetery receivables and trust investments	(2,676)	(3,901)
Increase (decrease) in deferred preneed cemetery revenue	3,676	(1,682)
Increase in deferred preneed cemetery receipts held in trust	1,905	3,935
Increase in other	348	42

Net cash provided by operating activities	28,462	35,696

Cash flows from investing activities:
Proceeds from sales of certificates of deposit and marketable securities and release of restricted funds	2,006	10,000
Deposits of restricted funds and purchases of marketable securities	(2,036)	(585)
Proceeds from the sale of assets	533	285
Purchase of subsidiaries and other investments, net of cash acquired	(3,113)	(1,809)
Additions to property and equipment	(11,914)	(8,762)
Other	34	54

Net cash used in investing activities	(14,490)	(817)

Cash flows from financing activities:
Proceeds of long-term debt	—	200,000
Repayments of long-term debt	(3)	(194,190)
Debt refinancing costs	(34)	(4,910)
Issuance of common stock	626	1,199
Purchase and retirement of common stock	(11,615)	(9,387)
Dividends	(6,533)	(5,485)
Excess tax benefits from share-based payment arrangements	23	144

Net cash used in financing activities	(17,536)	(12,629)

Net increase (decrease) in cash	(3,564)	22,250
Cash and cash equivalents, beginning of period	65,688	56,060

Cash and cash equivalents, end of period	$62,124	$78,310

Supplemental cash flow information:
Cash paid during the period for:
Income taxes, net	$1,525	$3,281
Interest	$9,090	$11,105
Non-cash investing and financing activities:
Issuance of common stock to directors	$437	$456
Issuance of restricted stock, net of forfeitures	$699	$590

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE PERIODS ENDED APRIL 30, 2012 AND 2011

(Unaudited)

The Company recorded several items during the three and six months ended April 30, 2012 and 2011 that impacted earnings from continuing operations: a non-cash interest expense related to the Company’s senior convertible notes, restructuring and other charges, loss on early extinguishment of debt, a perpetual care funding obligation, net gain on dispositions and unusual tax adjustments. The Company is presenting adjusted earnings in the table below to eliminate the effects of the specified items.

	Three Months Ended April 30,				Six Months Ended April 30,
Adjusted Balances are Net of Tax (1)	2012		2011		2012		2011
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings	$8.7	$.10	$10.0	$.11	$17.3	$.20	$18.1	$.20
Add: Loss from discontinued operations	0.9	.01	0.2	—	1.2	.01	0.3	—

Earnings from continuing operations	9.6	.11	10.2	.11	18.5	.21	18.4	.20

Add: Non-cash interest expense on senior convertible notes (2)	0.6	—	0.6	.01	1.2	.01	1.2	.02
Add: Restructuring and other charges (3)	1.6	.02	—	—	1.6	.02	—	—
Add: Loss on early extinguishment of debt	—	—	1.1	.01	—	—	1.1	.01
Add: Perpetual care funding obligation (4)	—	—	—	—	0.4	—	—	—
Subtract: Net gain on dispositions	—	—	—	—	(0.2)	—	—	—
Subtract Unusual tax adjustments (5)	(0.4)	—	(2.5)	(.03)	(1.0)	(.01)	(0.6)	(.01)

Adjusted earnings from continuing operations	$11.4	$.13	$9.4	$.10	$20.5	$.23	$20.1	$.22

(1)	The tax rate associated with the Company’s adjustments for the three and six months ended April 30, 2012 is 38 percent. The tax rate associated with the Company’s adjustments for the three and six months ended April 30, 2011 is 38.3 percent.

(2)	Effective November 1, 2009, the Company adopted Financial Accounting Standards Board guidance that relates to the Company’s senior convertible notes, which has been applied retrospectively in the Company’s financial statements. For additional information, see Note 3 to the financial statements included in the Company’s Form 10-K for the year ended October 31, 2011. The tax rate associated with the interest expense related to the Company’s senior convertible notes was 38.0 percent for both the three and six months ended April 30, 2012. The tax rate associated with the interest expense related to the Company’s senior convertible notes was 38.3 percent and 38.6 percent for the three and six months ended April 30, 2011, respectively.

(3)	The Company recorded $2.5 million in restructuring and other charges during the second quarter of 2012. This charge was primarily related to separation pay, termination benefits and a non-cash asset impairment due in part to the restructuring of the sales and operations of the organization, along with a reduction in workforce associated with the Company’s continuous improvement initiative.

(4)	As a result of Eastman Kodak’s bankruptcy, the Company recorded a charge to record a probable funding obligation related to the Company’s perpetual care trusts during the first quarter of 2012.

(5)	For the three and six months ended April 30, 2012, the Company recorded a reduction in the tax valuation allowance, primarily resulting from the improved performance of the Company’s trust portfolio. For the three and six months ended April 30, 2011, the Company recorded a reduction in the tax valuation allowance, primarily resulting from the improved performance of the Company’s trust portfolio. This benefit was partially offset by a one-time non-cash charge to income tax expense due to a decrease in the top tax rate for Puerto Rican businesses. For additional information, see Note 17 to the financial statements included in the Company’s Form 10-K for the year ended October 31, 2011.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE PERIODS ENDED APRIL 30, 2012 AND 2011

(Unaudited)

Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to make strategic investments, repurchase stock, repay debt or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three and six months ended April 30, 2012 and 2011:

Free Cash Flow	Three Months Ended April 30,		Six Months Ended April 30,
(Dollars in millions)	2012	2011	2012	2011
Net cash provided by operating activities (1)	$20.7	$20.5	$28.5	$35.7
Less: Maintenance capital expenditures	(3.9)	(3.1)	(7.8)	(7.2)

Free cash flow	$16.8	$17.4	$20.7	$28.5

(1)	Cash flow provided by operating activities for the second quarter of fiscal year 2012 was $20.7 million compared to $20.5 million for the same period of last year.

Cash flow provided by operating activities for the first six months of 2012 was $28.5 million compared to $35.7 million for the same period of last year. During the first six months of 2012, the Company invested $11.0 million in several cemetery inventory development projects, compared to $7.7 million for the same period of last year. This spending includes a $5.2 million investment in the Company’s cremation inventory development projects during the first six months of fiscal 2012, or a $3.9 million increase over the same period of last year. In addition, the Company experienced a change in working capital during the first six months of 2012, partly driven by a $5.0 million change in receivables due in part to improved preneed funeral and cemetery property sales, which are typically financed.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE PERIODS ENDED APRIL 30, 2012 AND 2011

(Unaudited)

Adjusted EBITDA is defined as earnings from continuing operations plus depreciation and amortization, interest expense, early extinguishment of debt, perpetual care funding obligations, restructuring and other charges and income taxes, less net gain on dispositions. Adjusted EBITDA margins are calculated by dividing adjusted EBITDA by revenue.

Management believes that adjusted EBITDA is a useful measure for providing additional insight into the Company’s operating performance. Due to the Company’s significant cash investment in preneed activity, management does not view adjusted EBITDA as a measure of the Company’s cash flow. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. The following table provides a reconciliation between net earnings (the GAAP financial measure that the Company believes is most directly comparable to adjusted EBITDA) and adjusted EBITDA for the three and six months ended April 30, 2012 and 2011:

Adjusted EBITDA	Three Months Ended April 30,		Six Months Ended April 30,
(Dollars in millions)	2012	2011	2012	2011
Consolidated net earnings	$8.7	$10.0	$17.3	$18.1
Add: Loss from discontinued operations	0.9	0.2	1.2	0.3

Earnings from continuing operations	9.6	10.2	18.5	18.4
Add: Depreciation and amortization	6.7	6.7	13.2	13.5
Add: Interest expense	5.8	5.7	11.7	11.5
Add: Loss on early extinguishment of debt	—	1.8	—	1.8
Add: Perpetual care funding obligation (1)	—	—	0.6	—
Add: Restructuring and other charges	2.5	—	2.5	—
Add: Income taxes	5.4	1.9	9.9	10.1
Subtract: Net gain on dispositions	—	—	(0.3)	—

Adjusted EBITDA	$30.0	$26.3	$56.1	$55.3

(1)	As a result of Eastman Kodak’s bankruptcy, the Company recorded a charge to record a probable funding obligation related to the Company’s perpetual care trusts during the first quarter of 2012.

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CAUTIONARY STATEMENTS

This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:

•	effects on our trusts and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects of the substantial unrealized losses in the investments in our trusts, including:

•	decreased future cash flow and earnings as a result of reduced earnings from our trusts and trust fund management;

•	the potential to realize additional losses and additional cemetery perpetual care funding obligations and tax valuation allowances;

•	effects on at-need and preneed sales of a weak economy;

•	effects on revenue due to the changes in the number of deaths in our markets and recent annual declines in funeral call volume;

•

effects on our revenue and earnings of the continuing national trend toward increased cremation and the increases in the percentage of cremations performed by us that are inexpensive direct cremations;

•	effects on cash flow and earnings as a result of increased costs, particularly supply costs related to increases in commodity prices;

•

effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	risk of loss due to hurricanes and other natural disasters;

•

effects of the call options the Company purchased and the warrants the Company sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on and repurchase our common stock;

•	our ability to consummate significant acquisitions of or investments in death care or related businesses successfully;

•	the effects on us as a result of our industry’s complex accounting model;

and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2011, filed with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.

CONTACT:	Lewis J. Derbes, Jr.
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400